Exhibit 99.2

QTS REALTY TRUST, INC.

Supplemental Information for the Quarter Ended March 31, 2021

April 27th, 2021

1	QTS Q1 Earnings 2021	Contact: IR@qtsdatacenters.com

Forward Looking Statements
Some of the statements contained in this document constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the COVID-19 pandemic, its impact on the Company and the Company’s response thereto and to the Company’s strategy, plans, intentions, capital resources, liquidity, portfolio performance, results of operations, anticipated growth in our funds from operations and anticipated market conditions contain forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters.
The forward-looking statements contained in this document reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; obsolescence or reduction in marketability of our infrastructure due to changing industry demands; global, national and local economic conditions; risks related to the COVID-19 pandemic, including, but not limited to, the risk of business and/or operational disruptions, disruption of the Company’s customers’ businesses that could affect their ability to make rental payments to the Company, supply chain disruptions and delays in the construction or development of the Company’s data centers; risks related to our international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties or lines of business; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of, leases by customers; decreased rental rates or increased vacancy rates; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates; and limitations inherent in our current and any future joint venture investments, such as lack of sole decision-making authority and reliance on our partners’ financial condition.
While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. Any forward-looking statement speaks only as of the date on which it was made. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and other periodic reports the Company files with the Securities and Exchange Commission, many of which should be interpreted as being heightened as a result of the ongoing COVID-19 pandemic and the actions taken to contain the pandemic or mitigate its impact.

2	QTS Q1 Earnings 2021	Contact: IR@qtsdatacenters.com

Company Profile

Hyperscale | Hybrid Colocation | Federal

CONNECTIVITY

TECHNOLOGY/ SDP

SUSTAINABILITY

CUSTOMER EXPERIENCE

North America
Europe
HILLSBORO
SANTA CLARA
SACRAMENTO
PHOENIX
OVERLAND PARK
CHICAGO
FORT WORTH
IRVING
ATLANTA
SUWANEE
MIAMI
JERSEY CITY
PISCATAWAY
PRINCETON
ASHBURN
DULLES
MANASSAS
RICHMOND
AMSTERDAM
EEMSHAVEN
GRONINGEN
MEGA DATA CENTERS
DATA CENTERS
LAND

INDUSTRY-LEADING CUSTOMER SERVICE

Net Promoter Score

80+

65 Industry Average

SERVICE DELIVERY PLATFORM

Industry's First Software-Defined Data Center

REAL-TIME VISIBILITY
ACTIONABLE INSIGHTS

Automate
Digitize
Analyze

GROSS UTILITY POWER

over

1,050MW

TOTAL VOLUNTEER HOURS

in 2020

1,819

APPROXIMATELY

785 ACRES

OF EXPANSION CAPABILITY

WITH CAPACITY TO NEARLY

DOUBLE BUSINESS

IN TERMS OF NET RENTABLE SQUARE FEET WITHIN EXISTING POWERED SHELL

7.8M

GROSS SQUARE FEET

3.5M

SQUARE FEET OF RAISED FLOOR CAPACITY

EXPECT TO PROCURE

100% of our power from renewable energy by **2025**

Data provided as of March 31, 2021

3	QTS Q1 Earnings 2021	Contact: IR@qtsdatacenters.com

Consolidated Balance Sheets

(unaudited and in thousands except share data)

	March 31, 2021 (1)	December 31, 2020 (1)
ASSETS
Real Estate Assets
Land	$164,822	$165,109
Buildings, improvements and equipment	2,965,488	2,839,261
Less: Accumulated depreciation	(745,237)	(702,944)
	2,385,073	2,301,426
Construction in progress (2)	1,119,749	1,028,765
Real Estate Assets, net	3,504,822	3,330,191
Investments in unconsolidated entity	25,858	22,608
Operating lease right-of-use assets, net	49,851	51,342
Cash and cash equivalents	14,652	22,775
Rents and other receivables, net	124,392	107,563
Acquired intangibles, net	64,934	68,090
Deferred costs, net (3)	64,333	63,689
Prepaid expenses	14,147	10,253
Goodwill	173,843	173,843
Other assets, net (4)	48,458	48,218
TOTAL ASSETS	$4,085,290	$3,898,572
LIABILITIES
Unsecured term loans and revolver, net (5)	$1,305,167	$1,335,241
Senior notes, net of debt issuance costs (5)	492,775	492,534
Finance leases	42,525	41,718
Operating lease liabilities	56,327	58,005
Accounts payable and accrued liabilities	202,552	187,270
Dividends and distributions payable	41,686	39,373
Advance rents, security deposits and other liabilities	23,506	19,850
Derivative liabilities	36,751	53,722
Deferred income taxes	826	810
Deferred income	93,495	85,351
TOTAL LIABILITIES	2,295,610	2,313,874
EQUITY
7.125% Series A cumulative redeemable perpetual preferred stock: $0.01 par value (liquidation preference $25.00 per share), 4,600,000 shares authorized, 4,280,000 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively (6)	103,212	103,212
6.50% Series B cumulative convertible perpetual preferred stock: $0.01 par value (liquidation preference $100.00 per share), 3,162,500 shares authorized, issued and outstanding as of March 31, 2021 and December 31, 2020, respectively (7)	304,223	304,223
Common stock: $0.01 par value, 450,133,000 shares authorized, 68,962,873 and 64,580,118 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	690	646
Additional paid-in capital	1,834,309	1,622,857
Accumulated other comprehensive loss	(35,181)	(50,451)
Accumulated dividends in excess of earnings	(536,031)	(504,313)
Total stockholders’ equity	1,671,222	1,476,174
Noncontrolling interests	118,458	108,524
TOTAL EQUITY	1,789,680	1,584,698
TOTAL LIABILITIES AND EQUITY	$4,085,290	$3,898,572
_______________________________________________________
(1)The balance sheets at March 31, 2021 and December 31, 2020, have been derived from the consolidated financial statements at that date, but do not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.
(2)As of March 31, 2021, construction in progress included $215.5 million related to land holdings for which the initiation of development activities has begun to prepare the property for its intended use.
(3)As of March 31, 2021 and December 31, 2020, deferred costs, net included $5.5 million and $6.0 million of deferred financing costs net of amortization, respectively, and $58.8 million and $57.7 million of deferred leasing costs net of amortization, respectively.
(4)As of March 31, 2021 and December 31, 2020, other assets, net included $44.6 million and $44.8 million of corporate fixed assets, respectively, primarily relating to corporate offices, leasehold improvements and product related assets.
(5)Debt issuance costs, net related to the senior notes and term loans aggregating to $13.9 million and $14.6 million at March 31, 2021 and December 31, 2020, respectively, have been netted against the related debt liability line items for both periods presented.
(6)As of March 31, 2021, the total liquidation preference of the Series A Preferred Stock was $107.0 million, calculated as $25.00 liquidation preference per share times 4,280,000 shares outstanding.
(7)As of March 31, 2021, the total liquidation preference of the Series B Preferred Stock was $316.3 million, calculated as $100.00 liquidation preference per share times 3,162,500 shares outstanding.

4	QTS Q1 Earnings 2021	Contact: IR@qtsdatacenters.com

Consolidated Statements of Operations

(unaudited and in thousands except share and per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Revenues:
Rental (1)	$144,308	$139,998	$120,081
Other (2)	4,424	3,899	6,211
Total revenues	148,732	143,897	126,292
Operating expenses:
Property operating costs	46,284	43,388	40,781
Real estate taxes and insurance	5,022	3,997	3,911
Depreciation and amortization	55,506	55,887	45,070
General and administrative	23,641	20,809	20,683
Transaction, integration, and impairment costs	1,516	2,665	216
Total operating expenses	131,969	126,746	110,661
Operating income	16,763	17,151	15,631
Other income and expense:
Interest expense	(8,148)	(9,122)	(7,162)
Debt restructuring costs	—	(18,036)	—
Other income	—	—	159
Equity in net loss of unconsolidated entity	(559)	(411)	(677)
Income (loss) before taxes	8,056	(10,418)	7,951
Tax benefit (expense)	(138)	(242)	169
Net income (loss)	7,918	(10,660)	8,120
Net (income) loss attributable to noncontrolling interests (3)	(79)	1,738	(110)
Net income (loss) attributable to QTS Realty Trust, Inc.	$7,839	$(8,922)	$8,010
Preferred stock dividends	(7,045)	(7,045)	(7,045)
Net income (loss) attributable to common stockholders	$794	$(15,967)	$965

Net loss per share attributable to common shares
Basic (4)	$(0.07)	$(0.33)	$(0.01)
Diluted (4)	(0.07)	(0.33)	(0.01)
________________________________________________________
(1)Represents lease revenue, inclusive of recoveries from customers as well as straight line rent. Recoveries from customers was $16.1 million, $14.6 million, and $12.3 million for the three months ended March 31, 2021, December 31, 2020, and March 31, 2020, respectively. Straight line rent was $7.4 million, $8.7 million and $3.8 million for the three months ended March 31, 2021, December 31, 2020 and March 31, 2020, respectively.
(2)Includes revenue from managed services, sales of scrap metals and other unused materials, management fees, service fees, development fees and various other non-rental revenue items.
(3)The weighted average noncontrolling ownership interest of QualityTech, LP was 9.0%, 9.3% and 10.2% for the three months ended March 31, 2021, December 31, 2020 and March 31, 2020, respectively.
(4)Basic and diluted net income (loss) per share were calculated using the two-class method.

5	QTS Q1 Earnings 2021	Contact: IR@qtsdatacenters.com

Consolidated Statements of Comprehensive Income (Loss)

(unaudited and in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Net income (loss)	$7,918	$(10,660)	$8,120
Other comprehensive income (loss):
Foreign currency translation adjustment gain (loss)	(158)	180	(223)
Increase (decrease) in fair value of derivative contracts	17,253	6,561	(36,715)
Reclassification of other comprehensive income to utilities expense	(66)	243	354
Reclassification of other comprehensive income to interest expense	3,375	3,335	758
Comprehensive income (loss)	28,322	(341)	(27,706)
Comprehensive (income) loss attributable to noncontrolling interests	(2,558)	30	2,831
Comprehensive income (loss) attributable to QTS Realty Trust, Inc.	$25,764	$(311)	$(24,875)

6	QTS Q1 Earnings 2021	Contact: IR@qtsdatacenters.com

Summary of Financial Data

(unaudited and in thousands, except operating portfolio statistics data and per share data)
This summary includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business as further described in the Appendix. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information or as an expectation of future performance of the Company’s business. The Company believes that the presentation of non-GAAP financial measures provide meaningful supplemental information to both management and investors that is indicative of the Company’s current operations and its business. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the summary financial information below.

	Three Months Ended
	March 31,	December 31,	March 31,
Summary of Results	2021	2020	2020
Total revenue (1)	$148,732	$143,897	$126,292
Net income (loss)	$7,918	$(10,660)	$8,120
Net income (loss) attributable to common stockholders	$794	$(15,967)	$965
Net income (loss) per share attributable to basic common shares (2)	$(0.07)	$(0.33)	$(0.01)
Net income (loss) per share attributable to diluted common shares (2)	$(0.07)	$(0.33)	$(0.01)
FFO available to common stockholders & OP unit holders (3)	$54,518	$35,964	$43,730
Note: All metrics in the following tables include QTS’ pro rata share of results from the unconsolidated joint venture.

	Three Months Ended
Other Data (including QTS' pro rata share of the unconsolidated joint venture, excl. total revenue)	March 31,	December 31,	March 31,
	2021	2020	2020
Total revenue (1)	$148,732	$143,897	$126,292
MRR (at period end)	$39,809	$38,539	$34,963
NOI	$98,559	$97,684	$82,444
NOI as a % of revenue	66.3%	67.9%	65.3%
Adjusted EBITDA	$81,747	$83,732	$66,770
Adjusted EBITDA as a % of revenue	55.0%	58.2%	52.9%
Operating FFO available to common stockholders & OP unit holders	$56,034	$56,665	$43,946
Operating FFO per diluted share	$0.76	$0.78	$0.66

	March 31,		December 31,
Balance Sheet Data (including QTS' pro rata share of the unconsolidated joint venture) (4)	2021		2020
Total indebtedness, net of cash and cash equivalents	$1,885,309		$1,905,889
Indebtedness to last quarter annualized Adjusted EBITDA	5.8x		5.7x
Indebtedness to last quarter annualized Adjusted EBITDA adjusted for the effects of forward equity sales	4.3x	(5)	3.9x	(6)
Indebtedness to undepreciated real estate assets	43.7%		46.5%
Indebtedness to Implied Enterprise Value	26.6%		27.8%
________________________________________________________
(1)Excludes QTS’ pro rata share of the unconsolidated joint venture revenue. Total unconsolidated joint venture revenue at the joint venture’s 100% share was $4.5 million, $3.9 million and $3.1 million for the three months ended March 31, 2021, December 31, 2020 and March 31, 2020 respectively. QTS’ 50% pro rata share of unconsolidated joint venture revenue was $2.2 million, $2.0 million and $1.5 million for the three months ended March 31, 2021, December 31, 2020 and March 31, 2020, respectively.
(2)Basic and diluted net income (loss) per share were calculated using the two-class method.
(3)Includes QTS’ pro rata share of results from its unconsolidated entity.
(4)The Company has excluded associated debt issuance costs from the Total indebtedness line item for both periods presented. Therefore, the total debt amount, as well as calculations based on the total debt amount, represents the full amount of debt that will be repaid less the amount of cash and cash equivalents on hand.
(5)Represents the Company’s leverage ratio adjusted for the effects of approximately $493.0 million in net proceeds available under forward equity agreements executed through April 27, 2021, the date of this report. The Company expects to use net proceeds from these forward equity agreements to fund future capital expenditures.
(6)Represented the Company’s leverage ratio adjusted for the effects of approximately $587.6 million in net proceeds available under forward equity agreements executed through February 16, 2021, the release date of the December 31, 2020 earnings report.

7	QTS Q1 Earnings 2021	Contact: IR@qtsdatacenters.com

Operating Portfolio Statistics (including unconsolidated joint venture at the joint venture’s 100% share)	March 31,	December 31,
	2021	2020
Built out square footage:
Raised floor	2,013,989	1,957,825
Leasable raised floor	1,621,338	1,581,997
Leased raised floor	1,484,201	1,465,537
Data center % occupied	91.5%	92.6%

Total Raw Shell:
Total	7,813,618	7,813,618
Basis-of-design raised floor space (1)	3,542,348	3,542,348

Data center properties	28	28
Basis of design raised floor % developed	56.9%	55.3%

Data center raised floor % owned (2)	96.9%	96.9%
_________________________________________________
(1)See definition in Appendix.
(2)Includes the Santa Clara facility which is subject to a long-term ground lease, includes the unconsolidated joint venture property at the joint venture’s 100% share, and excludes facilities subject to finance lease obligations. Had the Santa Clara facility been excluded as an owned facility, the owned data center raised floor percentage would be 94.0% and 93.8% at March 31, 2021 and December 31, 2020, respectively.
2021 Guidance

	2021 Revised Guidance		2021 Original Guidance
($ in millions except per share amounts)	Low	High	Low	High
Revenue	$602	$616	$599	$613
Adjusted EBITDA	$332	$341	$330	$340
Operating FFO per fully diluted share	$2.94	$3.04	$2.92	$3.04
As a result of outperformance relative to initial expectations in the first quarter of 2021 and strong year to date leasing activity, the Company is increasing its 2021 revenue guidance from a previous range of $599 million - $613 million to a new range of $602 million - $616 million. The Company’s 2021 guidance assumes rental churn for the full year of between 3% and 6%.
As a result of the Company’s higher revenue outlook and continued cost controls, the Company is increasing its 2021 Adjusted EBITDA guidance from a previous range of $330 million - $340 million to a new range of $332 million - $341 million. The Company is also increasing its 2021 OFFO per fully diluted share guidance from a previous range of $2.92 - $3.04 per share to a new range of $2.94 - $3.04 per share.
In addition, for the full-year 2021, QTS is increasing its guidance on cash capital expenditures from a previous range of $800 million - $900 million to a new range of $875 million - $975 million. The Company’s 2021 capital expenditure guidance includes its proportionate share of cash capital expenditures associated with the unconsolidated joint venture. The Company’s 2021 guidance excludes the impact of any acquisitions.
The Company’s 2021 guidance includes the effects of the Company’s joint venture, which is reflected as an unconsolidated joint venture on QTS’ reported financial statements. Consistent with GAAP accounting standards, revenue from the unconsolidated joint venture is not included in QTS’ reported consolidated GAAP financial statements. Also consistent with NAREIT-defined standards, QTS includes its proportionate ownership of non-GAAP measures such as EBITDAre and FFO from the joint venture in its reported EBITDAre and FFO results, respectively.
The Company’s 2021 guidance assumes, among other things, that its facilities continue to operate and it does not experience significant work stoppages or closures, it is able to mitigate any supply chain disruptions for its development activities, and it is able to collect revenues in line with current expectations. While these are the Company’s current assumptions, the COVID-19 pandemic is a continuously evolving situation and these assumptions could change, including if the duration of the pandemic is extended, which could affect outlook.
QTS does not provide reconciliations for the non-GAAP financial measures included in its guidance provided above due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that could be made for restructuring costs, transaction costs, lease exit costs, asset impairments and gain (loss) on disposals and other charges as those amounts are subject to significant variability based on future transactions that are not yet known, the amount of which, based on historical experience, could be significant.

8	QTS Q1 Earnings 2021	Contact: IR@qtsdatacenters.com

Reconciliations of Return on Invested Capital (ROIC)

(unaudited and in thousands)
Return on Invested Capital (“ROIC”) is a non-GAAP measure that provides additional information to users of the financial statements. Management believes ROIC is a helpful metric for users of the financial statements to gauge the Company's performance of its business against the capital it has invested in the business.

ROIC (including QTS' pro rata share of the unconsolidated joint venture)	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
NOI (1) (2)	$98,559	$97,684	$82,444
Annualized NOI	394,236	390,736	329,776
Average undepreciated real estate assets and other net fixed assets placed in service	3,448,091	3,303,987	2,797,898
Annualized ROIC	11.4%	11.8%	11.8%
________________________________________________________
(1)Includes facility level general and administrative expense allocation charges of 4% of cash revenue for all facilities. These allocated charges aggregated to $5.5 million, $5.2 million and $4.7 million for the three months ended March 31, 2021, December 31, 2020 and March 31, 2020 respectively.
(2)NOI includes QTS’ pro rata share of NOI from the unconsolidated joint venture.

	As of
Calculation of Average Undepreciated Real Estate Assets and Other Net Fixed Assets Placed in Service	March 31,	December 31,	March 31,
	2021	2020	2020
Real Estate Assets, net	$3,504,822	$3,330,191	$2,830,630
Less: Construction in progress	(1,119,749)	(1,028,765)	(877,313)
Plus: Accumulated depreciation	745,237	702,944	588,685
Plus: Goodwill	173,843	173,843	173,843
Plus: Other fixed assets, net	37,841	37,441	39,789
Plus: Acquired intangibles, net (1)	54,617	57,531	67,083
Plus: Leasing Commissions, net	58,807	57,655	45,734
Plus: Assets placed in service in unconsolidated joint venture (2)	55,455	54,469	45,455
Total as of period end	$3,510,873	$3,385,309	$2,913,906

Average undepreciated real estate assets and other net fixed assets as of reporting period (3)	$3,448,091	$3,303,987	$2,797,898
________________________________________________________
(1)Net of acquired intangible liabilities and deferred tax liabilities.
(2)Represents QTS’ basis in the assets in the joint venture which were $55.5 million as of March 31, 2021 (calculated as the cost basis of the assets contributed for in serviced phases of $112.2 million less the equity contribution of the joint venture partner and the joint venture partner’s portion of debt of $56.7 million), $54.5 million as of December 31, 2020 (calculated as the cost basis of the assets contributed for in serviced phases of $110.2 million less the equity contribution of the joint venture partner and the joint venture partner’s portion of debt of $55.7 million) and $45.5 million as of March 31, 2020 (calculated as the cost basis of the assets contributed for in serviced phases of $92.2 million less the equity contribution of the joint venture partner and the joint venture partner’s portion of debt of $46.7 million).
(3)Calculated by using average quarterly balance of each account.

9	QTS Q1 Earnings 2021	Contact: IR@qtsdatacenters.com

Implied Enterprise Value and Weighted Average Shares

Implied Enterprise Value as of March 31, 2021:	Shares or Equivalents Outstanding	Market Price or Liquidation Value as of March 31, 2021	Market Capitalization (in thousands)
Class A Common Stock	68,837,878	$62.04	$4,270,702
Class B Common Stock	124,995	62.04	7,755
Total Shares Outstanding	68,962,873
Units of Limited Partnership Interest (1)	6,466,145	62.04	401,160
Options to purchase Class A Common Stock and performance units (2)	1,219,263	62.04	75,643
Effect of Class A common stock associated with forward equity sale (3)	236,224	62.04	14,655
Fully Diluted Total Shares and Units of Limited Partnership Interest outstanding as of March 31, 2021:	76,884,505
Liquidation value of Series A Preferred Stock	4,280,000	25.00	107,000
Liquidation value of Series B Convertible Preferred Stock	3,162,500	100.00	316,250
Total Equity			$5,193,165
Total Indebtedness (4)			1,885,309
Implied Enterprise Value			$7,078,474
________________________________________________________
(1)Includes 47,459 of operating partnership units representing the “in the money” value of Class O LTIP units on an “as if” converted basis as of March 31, 2021.
(2)Represents options to purchase shares of Class A Common Stock of QTS Realty Trust, Inc. representing the “in the money” value of options on an “as if” converted basis and the value of performance awards on an “as if” converted basis as of March 31, 2021.
(3)Represents the “in the money” value of the forward equity shares on an “as if” converted basis as of March 31, 2021.
(4)Excludes all debt issuance costs reflected as a reduction to liabilities at March 31, 2021 representing the full amount of debt that will be repaid, less the amount of cash and cash equivalents on hand. This also includes the Company’s pro rata share of unconsolidated joint venture debt, net of its pro rata share of cash on hand at the joint venture.
The following table presents the weighted average fully diluted shares for the three months ended March 31, 2021:

Three Months Ended
March 31, 2021
Weighted average shares outstanding - basic	65,118,483
Effect of Class A partnership units (1)	6,466,145
Effect of Class O units on an "as if" converted basis (1)	47,459
Effect of options to purchase Class A common stock and performance units on an "as if" converted basis (2)	1,166,981
Effect of Class A common stock associated with forward equity sale (3)	572,845
Weighted average shares outstanding - diluted (4)	73,371,913
________________________________________________________
(1)The Class A units and Class O units represent limited partnership interests in the Operating Partnership.
(2)The average share price for the three months ended March 31, 2021 was $61.97.
(3)Represents the weighted average “in the money” value of the forward equity shares on an “as if” converted basis.
(4)Series B Convertible Preferred stock was not incorporated on an “as if” converted basis as the conversion would have been antidilutive for the period presented.

10	QTS Q1 Earnings 2021	Contact: IR@qtsdatacenters.com

Data Center Properties

The table below presents an overview of the portfolio of data center properties that the Company owns or leases, referred to herein as our data center properties, based on information as of March 31, 2021.

			Net Rentable Square Feet (Operating NRSF) (1)
Properties	Year Acquired (2)	Gross Square Feet (3)	Raised Floor (4)	Office & Other (5)	Supporting Infrastructure (6)	Total	% Occupied (7)	Annualized Rent (8)	Available Utility Power (MW) (9)	Basis of Design ("BOD") NRSF	Current Raised Floor as a % of BOD
Richmond, VA	2010	1,318,353	140,398	51,093	153,450	344,941	79.6%	$31,792,898	110	557,309	25%
Atlanta, GA (DC - 1)	2006	968,695	527,186	36,953	364,815	928,954	98.2%	122,570,381	72	527,186	100%
Irving, TX	2013	698,000	224,605	15,300	252,733	492,638	94.7%	56,031,686	140	275,701	81%
Princeton, NJ	2014	553,930	58,157	2,229	111,405	171,791	100.0%	10,558,271	22	158,157	37%
Atlanta, GA (DC - 2)	2020	495,000	81,268	9,250	74,508	165,026	94.7%	20,202,698	100	240,000	34%
Chicago, IL	2014	474,979	98,500	4,931	98,022	201,453	93.1%	26,130,724	56	215,855	46%
Ashburn, VA (DC - 1) (10)	2018	445,000	163,125	13,199	169,319	345,643	99.6%	21,005,283	50	178,000	92%
Suwanee, GA	2005	369,822	212,975	8,697	107,128	328,800	87.5%	59,486,041	36	212,975	100%
Piscataway, NJ	2016	360,000	118,263	19,243	116,289	253,795	92.1%	24,807,716	111	176,000	67%
Netherlands facilities (11)	2019	312,114	38,632	—	47,367	85,999	78.5%	5,847,527	92	158,000	24%
Fort Worth, TX	2016	261,836	71,147	17,232	125,794	214,173	67.0%	7,941,415	50	80,000	89%
Hillsboro, OR	2020	158,000	23,563	1,000	20,240	44,803	81.3%	2,242,164	30	85,000	28%
Santa Clara, CA (12)	2007	135,322	59,905	1,238	45,094	106,237	88.5%	23,334,870	11	80,940	74%
Sacramento, CA	2012	92,644	54,595	2,794	23,916	81,305	46.1%	11,197,637	8	54,595	100%
Dulles, VA (13)	2017	66,751	26,625	—	22,206	48,831	86.7%	16,964,565	13	44,545	60%
Leased facilities (14)	2006 & 2015	187,706	59,065	18,650	41,901	119,616	85.6%	22,506,983	10	79,717	74%
Other (15)	Misc.	147,435	22,380	98,674	30,074	151,128	74.3%	9,420,734	5	22,380	100%
		7,045,587	1,980,389	300,483	1,804,259	4,085,131	91.4%	$472,041,593	916	3,146,360	63%
New Property Development
Ashburn, VA (DC - 2) (16)	2021	310,000	—	—	—	—	—%	—	—	169,664	—%
Manassas, VA (DC - 2) (17)	2021	340,000	—	—	—	—	—%	—	—	160,000	—%

Unconsolidated Properties - at the Entity's 100% Share (18)
Manassas, VA (DC - 1)	2018	118,031	33,600	12,663	39,044	85,307	100.0%	11,336,918	135	66,324	50.7%

Total Properties		7,813,618	2,013,989	313,146	1,843,303	4,170,438	91.5%	$483,378,511	1,051	3,542,348	56.9%
________________________________________________________
(1)Represents the total square feet of a building that is currently leased or available for lease plus developed supporting infrastructure, based on engineering drawings and estimates, but does not include space held for redevelopment or space used for our own office space.
(2)With respect to acquisitions, represents the year a property was acquired. With respect to properties under lease, represents the year our initial lease commenced for the property. With respect to new data center construction, represents the year the facility was opened or expected to be opened.
(3)With respect to our owned properties, gross square feet represents the entire building area. With respect to leased properties, gross square feet represents that portion of the gross square feet subject to our lease. Gross square feet includes 424,246 square feet of our office and support space, which is not included in operating NRSF.
(4)Represents management’s estimate of the portion of NRSF of the facility with available power and cooling capacity that is currently leased or readily available to be leased to customers as data center space based on engineering drawings.
(5)Represents the operating NRSF of the facility other than data center space (typically office and storage space) that is currently leased or available to be leased..
(6)Represents required data center support space, including mechanical, telecommunications and utility rooms, as well as building common areas.
(7)Calculated as data center raised floor that is subject to a signed lease for which billing has commenced divided by leasable raised floor based on the current configuration of the properties, expressed as a percentage.
(8)We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under executed contracts as of a particular date, which includes revenue from our rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from backlog contracts (as defined below) as of a particular date, unless otherwise specifically noted, nor does it reflect the accounting associated with any free rent, rent abatements or future scheduled rent increases..
(9)Represents installed utility power and transformation capacity that is available for use by the facility as of March 31, 2021.
(10)This property was formerly known as “Ashburn, VA” but has been renamed “Ashburn, VA (DC - 1)” to distinguish between the existing data center and the new property development shown as “Ashburn, VA (DC - 2)” within the New Property Development section.
(11)Consists of two data centers located in Eemshaven, Netherlands and Groningen, Netherlands.
(12)Subject to long-term ground lease.
(13)Consists of one data center in Dulles, Virginia. The Dulles campus previously consisted of two data center buildings, however the Company relocated customers from the smaller and older facility to the new facility in order to optimize its operating cost structure.
(14)Includes 7 facilities. All facilities are leased, including one subject to a finance lease.
(15)Consists of Miami, FL; Lenexa, KS; and Overland Park, KS facilities.
(16)Represents the development of a new data center building at our Ashburn, VA campus.
(17)Represents the development of a new data center building at our Manassas, VA campus. The Manassas, VA (DC - 2) data center is 100% owned and consolidated by QTS and is separate from the Manassas, VA (DC - 1) data center that is owned by the unconsolidated entity.
(18)Represents our unconsolidated entity at 100% share. Our equity ownership of the unconsolidated entity is 50%.

11	QTS Q1 Earnings 2021	Contact: IR@qtsdatacenters.com

Development Costs Summary

(in millions, except NRSF data)
During the first quarter of 2021, the Company brought online approximately 18 megawatts of gross power and approximately 56,000 net rentable square feet (“NRSF”) of raised floor at its Atlanta (DC - 2), Ashburn (DC - 1), Irving and Hillsboro facilities at an aggregate cost of approximately $112.4 million (excluding customer specific capital and leasing commissions).
The under construction table below summarizes the Company’s outlook for development projects which it expects to complete by December 31, 2021, which includes development costs and soft cost capitalization, but excludes customer specific capital costs and leasing commissions (in millions).

	Under Construction Costs (1)
Properties	Actual (2)	Estimated Cost to Completion (3)	Total	Expected Completion date
Atlanta, GA (DC - 2)	$45	$55	$100	Q2 & Q4 2021
Hillsboro, OR	22	16	38	Q2 2021
Richmond, VA	35	2	37	Q3 2021
Piscataway, NJ	11	23	34	Q2 & Q4 2021
Chicago, IL	13	12	25	Q2 2021
Fort Worth, TX	4	17	21	Q4 2021
Santa Clara, CA	14	4	18	Q2 2021
Irving, TX	7	1	8	Q2 2021
Totals	$151	$130	$281

New Property Development
Ashburn, VA (DC - 2) (4)	99	55	154	Q2, Q3 & Q4 2021
Manassas, VA (DC - 2) (5)	26	69	95	Q4 2021

Unconsolidated Joint Venture Properties - at the Company's 50% Share (6)
Manassas, VA (DC - 1)	7	6	13	Q3 2021

Totals	$283	$260	$543
________________________________________________________
(1)In addition to projects currently under construction, the Company’s near-term development projects are expected to be delivered in a modular manner, and the Company currently expects to invest additional capital to complete these near term projects. The ultimate timing and completion of, and the commitment of capital to, the Company’s future development projects are within the Company’s discretion and will depend upon a variety of factors, including the actual contracts executed, availability of financing and the Company’s estimation of the future market for data center space in each particular market.
(2)Represents actual costs under construction through March 31, 2021. In addition to the $283 million of construction costs incurred through March 31, 2021 for development expected to be completed by December 31, 2021, as of March 31, 2021 the Company had incurred $837 million of additional costs (including acquisition costs and other capitalized costs) for other development projects that are expected to be completed after December 31, 2021.
(3)Represents management’s estimate of the additional costs required to complete the current NRSF under development. There may be an increase in costs if customers’ requirements exceed the Company’s current basis of design.
(4)Represents the development of a new data center building in our Ashburn, VA market.
(5)Represents the development of a new data center building at our Manassas, VA campus. The Manassas, VA (DC - 2) data center is 100% owned and consolidated by QTS and is separate from the unconsolidated entity.
(6)Represents our unconsolidated entity at 100% share. Our equity ownership of the unconsolidated entity is 50%.

12	QTS Q1 Earnings 2021	Contact: IR@qtsdatacenters.com

Development Summary

(in millions, except NRSF data)
The following development table presents an overview of the Company’s development pipeline, based on information as of March 31, 2021. This table shows the Company’s ability to increase its raised floor of approximately 2.0 million square feet as of March 31, 2021 to approximately 3.5 million square feet, exclusive of development capacity on adjacent land holdings.

	Raised Floor NRSF
	Overview as of March 31, 2021
Properties	Current NRSF in Service	Under Construction (1)	Future Available (2)	Basis of Design NRSF	Approximate Adjacent Acreage of Land (3)
Richmond, VA	140,398	27,000	389,911	557,309	182.2
Atlanta, GA (DC - 1)	527,186	—	—	527,186	—
Irving, TX	224,605	17,000	34,096	275,701	29.4
Princeton, NJ	58,157	—	100,000	158,157	65.0
Atlanta, GA (DC - 2)	81,268	46,500	112,232	240,000	50.3
Chicago, IL	98,500	28,000	89,355	215,855	23.0
Ashburn, VA (DC - 1) (4)	163,125	—	14,875	178,000	7.3
Suwanee, GA	212,975	—	—	212,975	15.4
Piscataway, NJ	118,263	20,000	37,737	176,000	—
Netherlands facilities (5)	38,632	—	119,368	158,000	—
Fort Worth, TX	71,147	7,000	1,853	80,000	26.5
Hillsboro, OR	23,563	11,500	49,937	85,000	34.7
Santa Clara, CA	59,905	4,000	17,035	80,940	—
Sacramento, CA	54,595	—	—	54,595	—
Dulles, VA	26,625	—	17,920	44,545	—
Leased facilities (6)	59,065	—	20,652	79,717	—
Phoenix, AZ	—	—	—	—	84.2
Other (7)	22,380	—	—	22,380	113.0
	1,980,389	161,000	1,004,971	3,146,360	631.0

New Property Development
Ashburn, VA (DC - 2) (8)	—	73,000	96,664	169,664	55.6
Manassas, VA (DC - 2) (9)	—	30,000	130,000	160,000	98.2

Unconsolidated Joint Venture Properties - at the Joint Venture's 100% Share (10)
Manassas, VA	33,600	11,000	21,724	66,324	—

	2,013,989	275,000	1,253,359	3,542,348	784.8
________________________________________________________
(1)Reflects NRSF at a facility for which the initiation of substantial activities has begun to prepare the property for its intended use on or before December 31, 2021.
(2)Reflects NRSF at a facility for which the initiation of substantial activities has begun to prepare the property for its intended use after December 31, 2021.
(3)The total cost basis of available land, which is land available for future development, is approximately $252.6 million, of which approximately $215.5 million is included in Construction in Progress on the consolidated balance sheet. The Basis of Design NRSF does not include any build-out on the available land.
(4)This property was formerly known as “Ashburn, VA” but has been renamed “Ashburn, VA (DC - 1)” to distinguish between the existing data center and the new property development shown as “Ashburn, VA (DC - 2)” within the New Property Development section.
(5)Consists of two data centers located in Eemshaven, Netherlands and Groningen, Netherlands.
(6)Includes 7 facilities. All facilities are leased, including one subject to a finance lease.
(7)Consists of Miami, FL; Lenexa, KS; and Overland Park, KS facilities as well as land holdings in Texas.
(8)Represents the development of a new data center building at our Ashburn, VA campus.
(9)Represents the development of a new data center building at our Manassas, VA campus. The Manassas, VA (DC - 2) data center is 100% owned and consolidated by QTS and is separate from the unconsolidated entity.
(10)Represents our unconsolidated entity at 100% share. Our equity ownership of the unconsolidated entity is 50%.

13	QTS Q1 Earnings 2021	Contact: IR@qtsdatacenters.com

NOI by Facility and Capital Expenditure Summary

(unaudited and in thousands)
The Company calculates net operating income, or NOI, as net income (loss) (computed in accordance with GAAP), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write-off of unamortized deferred financing costs, other (income) expense, debt restructuring costs, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs, general and administrative expenses and similar adjustments for unconsolidated entities. The Company believes that NOI is another metric that is often utilized to evaluate returns on operating real estate from period to period and also, in part, to assess the value of the operating real estate.
The breakdown of NOI by facility is shown below:

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Breakdown of NOI by facility:
Ashburn (DC - 1) data center	$6,502	$6,620	$2,606
Atlanta (DC - 1) data center	26,721	26,675	26,101
Atlanta (DC - 2) data center	4,784	3,718	—
Atlanta-Suwanee data center	11,751	11,351	12,802
Chicago data center	4,848	5,333	3,891
Dulles data center	2,943	3,363	3,159
Fort Worth data center	2,923	3,180	1,322
Hillsboro data center	52	155	—
Irving data center	13,352	11,512	11,412
Leased data centers (1)	1,909	1,924	1,883
Netherlands data centers (2)	794	1,475	749
Piscataway data center	5,189	5,575	3,635
Princeton data center	2,591	2,546	2,506
Richmond data center	6,721	7,065	6,276
Sacramento data center	1,762	1,345	1,597
Santa Clara data center	2,409	2,077	2,595
Other facilities (3)	2,175	2,598	1,066
NOI from consolidated operations (4)	$97,426	$96,512	$81,600
Pro rata share of NOI from unconsolidated entity (5)	1,133	1,172	844
Total NOI	$98,559	$97,684	$82,444
________________________________________________________
(1)Includes 7 facilities. All facilities are leased, including one subject to a finance lease.
(2)Consists of two data centers located in Eemshaven, Netherlands and Groningen, Netherlands.
(3)Consists of Miami, FL; Lenexa, KS; and Overland Park, KS facilities
(4)Includes facility level general and administrative expense allocation charges of 4% of cash revenue for all facilities. These allocated charges aggregated to $5.5 million, $5.2 million and $4.7 million for the three months ended March 31, 2021, December 31, 2020 and March 31, 2020, respectively.
(5)QTS’ pro rata share of the unconsolidated joint venture is 50%.

14	QTS Q1 Earnings 2021	Contact: IR@qtsdatacenters.com

Our cash paid for capital expenditures is summarized as follows:

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Development (1)	$184,170	$174,396	$144,480
Acquisitions	401	31,305	1,797
Maintenance capital expenditures	1,704	2,000	1,662
Other capital expenditures (2)	28,739	28,951	26,403
Total capital expenditures	$215,014	$236,652	$174,342
________________________________________________________
(1)Includes customer specific capital as well as QTS’ pro rata share of capital expenditures associated with the unconsolidated joint venture. Total capital expenditures of the joint venture (at the joint venture’s 100% share) were approximately $1 million, less than $1 million, and $1 million for the three months ended March 31, 2021, December 31, 2020, and March 31, 2020, respectively.
(2)Represents capital expenditures for capitalized interest, commissions, personal property, overhead costs and corporate fixed assets. Corporate fixed assets primarily relate to construction of corporate offices, leasehold improvements and product related assets.

15	QTS Q1 Earnings 2021	Contact: IR@qtsdatacenters.com

Leasing Statistics – Signed Leases

Incremental Annualized Rent, Net of Downgrades reflects net incremental MRR signed during the period for purposes of tracking incremental revenue contribution. The amounts below include renewals when there was a change in square footage rented, but exclude renewals where square footage remained consistent before and after renewal. (See renewal table on page 17 for such renewals). The amounts below include results of the consolidated business as well as QTS’ 50% pro rata share of the leasing activity attributable to the joint venture, if any.
During the first quarter of 2021, the Company entered into 519 new and modified leases aggregating to $20.6 million of incremental annualized rent. The Company’s first quarter leasing results were driven by balanced performance in its hyperscale and hybrid colocation customer verticals. Highlighting the first quarter leasing performance was the signing of an 8 megawatt lease with a hyperscale customer that will anchor the Company’s Ashburn, Virginia (DC - 2) facility, as well as several larger enterprise hybrid colocation leases signed across various facilities.
The pricing on new and modified leases signed varies quarter to quarter based on the mix of deals leased, as hyperscale and hybrid colocation leases vary on a rate per square foot basis. Annualized rent per leased square foot is computed using the total rent associated with all new and modified leases for the respective periods.

	Period	Number of Leases	Annualized rent per leased sq ft		Incremental Annualized Rent, Net of Downgrades (1)
New/modified leases signed	Q1 2021	519	$345		$20,605,393
	P4QA (2)	511	436		27,288,236
	Q4 2020	519	452		40,272,870
	Q3 2020	540	390	(3)	26,002,722
	Q2 2020	499	548		21,044,584
	Q1 2020	486	388		21,832,767
________________________________________________________
(1)Amounts include incremental MRR only, net of downgrades. Figures do not include cost recoveries.
(2)Average of prior four quarters.
(3)Pricing on new and modified renewal leases during the quarter reflects a larger hyperscale contract signed during the quarter which was structured as a triple-net lease. Excluding the impact of this lease, pricing during the third quarter would have been approximately $432 annualized rent per leased square foot.

The following tables outline the Company’s backlog (which represents MRR, excluding cost recoveries, for customer leases that have been signed but have not yet commenced as of period end) as of March 31, 2021, both on a GAAP rent and cash rent basis:

Backlog - GAAP rent (1)	2021	2022	Thereafter	Total
MRR	$2,986,284	$1,687,421	$2,063,390	$6,737,095
Incremental revenue (2)	16,461,435	15,071,785	24,760,680
Annualized revenue (3)	$35,835,408	$20,249,052	$24,760,680	$80,845,140

Backlog - Cash rent (1)	2021	2022	Thereafter	Total
MRR	$6,081,608	$2,534,379	$4,077,889	$12,693,876
Incremental revenue (2)	29,286,486	19,719,547	48,934,668
Annualized revenue (3)	$72,979,296	$30,412,548	$48,934,668	$152,326,512
________________________________________________________
(1)Includes the Company’s consolidated backlog balance in addition to the backlog associated with the unconsolidated joint venture at QTS’ pro rata share of the backlog revenue. Of the $80.8 million backlog of GAAP rent, approximately $1.7 million related to QTS’ pro rata share of backlog revenue associated with the unconsolidated joint venture. Of the $152.3 million backlog of cash rent, approximately $2.1 million related to QTS’ pro rata share of backlog revenue associated with the unconsolidated joint venture.
(2)Incremental revenue represents the expected amount of recognized MRR for the business in the period based on when the backlog leases commence throughout the period.
(3)Annualized revenue represents the backlog MRR multiplied by 12, demonstrating how much MRR might have been recognized if the leases commencing in the period were in place for an entire year.
The Company estimates the remaining cost to provide the space, power, connectivity and other services to the customer contracts within its backlog as of March 31, 2021 to be approximately $460 million. This estimate generally includes customers with newly contracted space of more than 3,300 square feet of raised floor space. The space, power and other services provided to customers that contract for smaller amounts of space is generally provided by existing space which was previously developed.

16	QTS Q1 Earnings 2021	Contact: IR@qtsdatacenters.com

Leasing Statistics – Renewed Leases and Rental Churn

The mix of leasing activity has a significant impact on quarterly rates, both within major product segments and for overall blended renewal rates. The Company’s rate performance will vary quarter to quarter based on the mix of deals leased as hyperscale and hybrid colocation vary on a rate per square foot basis.
Consistent with the Company’s strategy and business model, the renewal rates below reflect total MRR per square foot including all subscribed services. For comparability, the Company includes only those customers that have maintained consistent space footprints in the computations below. All customers with space changes are incorporated into new/modified leasing statistics and rates. The amounts below include results of the consolidated business as well as QTS’ 50% pro rata share of the renewal leasing activity attributable to the joint venture, if any.
The average rent per square foot for renewals signed in the first quarter of 2021 was 2.2% higher than the rates for those customers immediately prior to renewal, which is consistent with the Company’s expectation that renewal rates will generally increase in the low to mid-single digits.
Rental Churn (which the Company defines as MRR lost in the period to a customer intending to fully exit the QTS platform in the near term compared to total MRR at the beginning of the period) was 0.7% for the first quarter of 2021.

	Period	Number of Renewed Leases	Annualized rent per leased sq ft	Annualized Rent	Rent Change (1)
Renewed Leases	Q1 2021	128	$508	$22,992,912	2.2%
	P4Q avg (2)	95	586	16,956,940	1.4%
	Q4 2020	99	553	22,462,764	(1.5)%	(3)
	Q3 2020	91	609	14,530,020	1.8%
	Q2 2020	112	509	19,555,593	2.6%
	Q1 2020	78	871	11,279,385	5.0%
________________________________________________________
(1)Calculated as the percentage change of the rent per square foot immediately before renewal when compared to the rent per square foot immediately after renewal.
(2)Average of prior four quarters.
(3)The decline in the renewal rate of 1.5% was largely due to a single customer renewal downgrade that occurred as part of a broader multi-site expansion plan. Excluding this customer lease from the renewal base, QTS’ renewal rates on a per square foot basis would have represented a 2.3% increase relative to pre-renewal rates.

17	QTS Q1 Earnings 2021	Contact: IR@qtsdatacenters.com

Lease Expirations

Hyperscale leases are typically 5-10 years with the majority of hyperscale lease expirations occurring in 2022 and beyond. Hybrid colocation leases are typically 3 years in duration, with the majority of hybrid colocation lease expirations occurring between 2021 and 2023. The following table sets forth a summary schedule of the lease expirations as of March 31, 2021. Unless otherwise stated in the footnotes, the information set forth in the table assumes that customers exercise no renewal options and all early termination rights are exercised.
Note: The table below includes the Company’s pro rata share of leases associated with the unconsolidated joint venture. QTS’ pro rata share of the joint venture is 50%.

Year of Lease Expiration	Number of Leases Expiring (1)	Total Raised Floor of Expiring Leases	% of Portfolio Leased Raised Floor	Annualized Rent (2)	% of Portfolio Annualized Rent	Hyperscale as % of Portfolio Annualized Rent	Hybrid Colocation as % of Portfolio Annualized Rent
Month-to-Month (3)	462	7,127	—%	$8,624,774	2%	—%	2%
2021	1,553	251,659	17%	109,504,589	23%	7%	16%
2022	1,429	367,702	25%	134,018,004	28%	12%	16%
2023	957	154,116	10%	75,696,508	16%	2%	14%
2024	449	196,219	14%	57,943,165	12%	7%	5%
After 2024	482	491,103	33%	91,923,012	19%	11%	8%
Portfolio Total	5,332	1,467,926	100%	$477,710,052	100%	39%	61%
________________________________________________________
(1)Represents each agreement with a customer signed as of March 31, 2021 for which billing has commenced; a lease agreement could include multiple spaces and a customer could have multiple leases.
(2)The Company defines annualized rent as MRR multiplied by 12. The Company calculates MRR as monthly contractual revenue under executed contracts as of a particular date, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from backlog contracts as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments.
(3)Consists of customer leases whose original contract terms ended and have continued on a month-to-month basis.

18	QTS Q1 Earnings 2021	Contact: IR@qtsdatacenters.com

Largest Customers

As of March 31, 2021, the Company’s portfolio was leased to over 1,200 customers comprised of companies of all sizes representing an array of industries, each with unique and varied business models and needs. The following table sets forth information regarding the ten largest customers in the portfolio based on annualized rent as of March 31, 2021 (does not include rents or maturities associated with backlog customers or ramps for existing customers which have not yet commenced billing).
Note: The table below includes the Company’s pro rata share of leases associated with the unconsolidated joint venture. QTS’ pro rata share of the joint venture is 50%.

Principal Customer Industry	Number of Locations	Annualized Rent (1)	% of Portfolio Annualized Rent	Weighted Average Remaining Lease Term (months) (2)
Content & Digital Media	2	$66,667,622	14.0%	42
Cloud & IT Services	4	25,782,589	5.4%	50
Cloud & IT Services	1	19,755,527	4.1%	12
Content & Digital Media	4	16,005,056	3.4%	16
Cloud & IT Services	5	15,747,779	3.3%	57
Cloud & IT Services	9	14,922,101	3.1%	36
Cloud & IT Services	3	11,389,725	2.4%	41
Cloud & IT Services	1	8,152,800	1.7%	51
Network	15	8,051,257	1.7%	49
Government & Security	1	6,977,837	1.4%	24
Total / Weighted Average		$193,452,293	40.5%	39
________________________________________________________
(1)Annualized rent is presented for leases commenced as of March 31, 2021. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from backlog leases (which represent customer leases that have been executed but for which lease payments have not commenced) as of a particular date. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.
(2)Weighted average based on customer’s percentage of total annualized rent expiring and is as of March 31, 2021.

19	QTS Q1 Earnings 2021	Contact: IR@qtsdatacenters.com

Product & Industry Diversification

The following table sets forth information relating to the distribution of leases at the properties, by type of product offering, as of March 31, 2021:

	March 31, 2021		December 31, 2020
	Annualized Rent (1)	% of Portfolio	Annualized Rent (1)	% of Portfolio
Hyperscale	$187,780,821	39%	$170,692,207	37%
Hybrid Colocation	289,929,231	61%	291,770,198	63%
Portfolio Total	$477,710,052	100%	$462,462,405	100%
________________________________________________________
(1)Includes the Company’s pro rata share of leases associated with the unconsolidated joint venture. QTS’ pro rata share of the joint venture is 50%
The following table sets forth information relating to the industry segmentation as a percentage of annualized rent of customers as of March 31, 2021:

As of March 31, 2021
Industry Segmentation - % of Annualized Rent (1)

Cloud & IT Services
31.6%
Content & Digital Media
21.4%
Financial Services
12.7%
Network
7.5%
Health Care
6.6%
Government & Security
6.4%
Retail
4.7%
Other
9.1%

1) Includes the Company’s pro rata share of leases associated with the unconsolidated joint venture. QTS’ pro rata share of the joint venture is 50%

The following table sets forth information relating to the industry segmentation as a percentage of annualized rent of customers as of December 31, 2020:

As of December 31, 2020
Industry Segmentation - % of Annualized Rent (1)

Other
8.9%
Cloud & IT Services
31.8%
Retail
4.8%
Government & Security
5.7%
Health Care
6.8%
Network
7.5%
Financial Services
13.8%
Content & Digital Media
20.7%

1) Includes the Company’s pro rata share of leases associated with the unconsolidated joint venture. QTS’ pro rata share of the joint venture is 50%

20	QTS Q1 Earnings 2021	Contact: IR@qtsdatacenters.com

Debt Summary and Debt Maturities

(unaudited and in thousands)
The following tables set forth a summary of the Company’s debt instruments:

	Weighted Average Effective Interest Rate at March 31, 2021 (1)		Outstanding Balance as of:
		Maturity Date	March 31, 2021	December 31, 2020
Unsecured Credit Facility (2)
Revolving Credit Facility	1.36%	December 17, 2023	$361,877	$392,337
Term Loan A	3.26%	December 17, 2024	225,000	225,000
Term Loan B	3.30%	April 27, 2025	225,000	225,000
Term Loan C	3.46%	October 18, 2026	250,000	250,000
Term Loan D (2)	1.45%	January 15, 2026	250,000	250,000
2028 Senior Notes (2)	3.88%	October 1, 2028	500,000	500,000
Finance Leases	4.35%	2031 - 2040	42,525	41,718
Total consolidated debt	2.87%		1,854,402	1,884,055

QTS’ Pro Rata Share of Unconsolidated Joint Venture Debt (2)	4.22%	February 22, 2023	46,812	45,813
Total consolidated and unconsolidated debt			$1,901,214	$1,929,868
________________________________________________________
(1)The coupon interest rates associated with Term Loan A, Term Loan B, Term Loan C and debt at the unconsolidated joint venture level incorporate the effects of interest rate swaps in effect as of March 31, 2021.
(2)Balances exclude debt issuance costs reflected as offsets to liabilities.

A summary of the Company’s fixed versus floating rate debt:

	Outstanding Balance as of: March 31, 2021 (1)	% of total	Outstanding Balance as of: December 31, 2020 (1)	% of total
Fixed Rate Debt	$1,289,337	67.8%	$1,287,531	66.7%
Floating Rate Debt	611,877	32.2%	642,337	33.3%
	$1,901,214	100.0%	$1,929,868	100.0%
________________________________________________________
(1)As of March 31, 2021 and December 31, 2020, the entire balance of term loan debt associated with Term Loan A, Term Loan B, and Term Loan C, as well as debt at the joint venture, was swapped to a fixed rate.
Scheduled debt maturities as of March 31, 2021:

Debt instruments	2021	2022	2023	2024	2025	Thereafter	Total
Unsecured Credit Facility (1)	$—	$—	$361,877	$225,000	$225,000	$250,000	$1,061,877
Term Loan D (1)	—	—	—	—	—	250,000	250,000
2028 Senior Notes (1)	—	—	—	—	—	500,000	500,000
Finance Leases	2,074	2,987	3,260	3,550	3,856	26,798	42,525
Total consolidated debt	2,074	2,987	365,137	228,550	228,856	1,026,798	1,854,402

QTS’ Pro Rata Share of Unconsolidated Joint Venture Debt (1)	4	4	46,704	4	5	91	46,812
Total consolidated and unconsolidated debt	$2,078	$2,991	$411,841	$228,554	$228,861	$1,026,889	$1,901,214
________________________________________________________
(1)Balances excludes debt issuance costs reflected as offsets to liabilities.

21	QTS Q1 Earnings 2021	Contact: IR@qtsdatacenters.com

Interest Summary

(unaudited and in thousands)
A summary of the Company’s interest expense is as follows:

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Interest costs and fees	$14,062	$15,195	$14,276
Amortization of deferred financing costs	1,130	1,180	987
Capitalized interest (1)	(7,044)	(7,253)	(8,101)
Total consolidated interest expense	8,148	9,122	7,162

QTS’ pro rata share of unconsolidated joint venture interest expense	648	671	541
Total consolidated and unconsolidated interest expense	$8,796	$9,793	$7,703
________________________________________________________
(1)The weighted average interest rate, including the effects of interest rate swaps, for the three months ended March 31, 2021, December 31, 2020, and March 31, 2020 was 3.13%, 3.60%, and 3.85%, respectively.

22	QTS Q1 Earnings 2021	Contact: IR@qtsdatacenters.com

Appendix

Non-GAAP Financial Measures
This document includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below.
The Company considers the following non-GAAP financial measures to be useful to investors as key supplemental measures of the Company’s performance: (1) FFO, Operating FFO and Adjusted Operating FFO; (2) MRR and Recognized MRR; (3) NOI; and (4) EBITDAre and Adjusted EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss and cash flows from operating activities as a measure of the Company’s operating performance. FFO, Operating FFO, Adjusted Operating FFO, MRR, NOI, EBITDA and Adjusted EBITDA, as calculated by us may not be comparable to FFO, Operating FFO, Adjusted Operating FFO, MRR, NOI, EBITDA and Adjusted EBITDA as reported by other companies that do not use the same definition or implementation guidelines or interpret the standards differently from us.
Definitions
Backlog. The Company defines backlog as MRR, excluding cost recoveries, for customer leases that have been signed but have not yet commenced.

Leasable raised floor. The Company defines leasable raised floor as the amount of raised floor square footage that the Company has leased plus the available capacity of raised floor square footage that is in a leasable format as of a particular date and according to a particular product configuration. The amount of leasable raised floor may change even without completion of new development projects due to changes in the Company’s configuration of product space.

Basis-of-design raised floor space. The Company defines basis-of-design raised floor space as the total data center raised floor potential of its existing data center facilities.

Operating NRSF. Represents the total square feet of a building that is currently leased or available for lease plus developed supporting infrastructure, based on engineering drawings and estimates, but does not include space held for development or space used for the Company’s own office space.

The Company. Refers to QTS Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including QualityTech, LP (the “Operating Partnership” or “OP”).

23	QTS Q1 Earnings 2021	Contact: IR@qtsdatacenters.com

FFO, Operating FFO, and Adjusted Operating FFO
The Company considers funds from operations (“FFO”), to be a supplemental measure of its performance which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of depreciable real estate related to its primary business, impairment write-downs of depreciable real estate related to its primary business, real estate-related depreciation and amortization and similar adjustments for unconsolidated entities. To the extent the Company incurs gains or losses from the sale of assets that are incidental to its primary business, or incurs impairment write-downs associated with assets that are incidental to its primary business, it includes such charges in its calculation of FFO. The Company’s management uses FFO as a supplemental operating performance measure because, in excluding real estate-related depreciation and amortization, impairment write-downs of depreciable real estate and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.
Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its operating performance, management computes an adjusted measure of FFO, which the Company refers to as Operating funds from operations (“Operating FFO”). Operating FFO is a non-GAAP measure that is used as a supplemental operating measure and to provide additional information to users of the financial statements. The Company generally calculates Operating FFO as FFO excluding certain non-routine charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent they calculate Operating FFO on a comparable basis, between REITs.
Adjusted Operating Funds From Operations (“Adjusted Operating FFO”) is a non-GAAP measure that is used as a supplemental operating measure and to provide additional information to users of the financial statements. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs, non-real estate depreciation and amortization, straight line rent adjustments, income taxes, equity-based compensation and similar adjustments for unconsolidated entities.
The Company offers these measures because it recognizes that FFO, Operating FFO and Adjusted Operating FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO, Operating FFO and Adjusted Operating FFO exclude real estate depreciation and amortization and capture neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact its financial condition, cash flows and results of operations, the utility of FFO, Operating FFO and Adjusted Operating FFO as measures of its operating performance is limited. The Company’s calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO in accordance with NAREIT guidance. In addition, the Company’s calculations of FFO, Operating FFO and Adjusted Operating FFO are not necessarily comparable to FFO, Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. FFO, Operating FFO and Adjusted Operating FFO are non-GAAP measures and should not be considered a measure of the Company’s results of operations or liquidity or as a substitute for, or an alternative to, net income (loss), cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund its cash needs, including its ability to make distributions to its stockholders.

24	QTS Q1 Earnings 2021	Contact: IR@qtsdatacenters.com

A reconciliation of net income to FFO, Operating FFO and Adjusted Operating FFO is presented below (unaudited and in thousands):

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
FFO
Net income (loss)	$7,918	$(10,660)	$8,120
Equity in net loss of unconsolidated entity	559	411	677
Real estate depreciation and amortization	52,629	52,763	41,700
Pro rata share of FFO from unconsolidated entity	457	495	278
FFO (1)	61,563	43,009	50,775
Preferred stock dividends	(7,045)	(7,045)	(7,045)
FFO available to common stockholders & OP unit holders	54,518	35,964	43,730

Debt restructuring costs	—	18,036	—
Transaction and integration costs	1,516	2,665	216
Operating FFO available to common stockholders & OP unit holders (2)	56,034	56,665	43,946

Maintenance capital expenditures	(1,704)	(2,000)	(1,662)
Leasing commissions paid	(9,460)	(11,271)	(8,998)
Amortization of deferred financing costs	1,130	1,180	987
Non real estate depreciation and amortization	2,876	3,124	3,370
Straight line rent revenue and expense and other	(7,609)	(8,748)	(3,755)
Tax expense (benefit) from operating results	138	242	(169)
Equity-based compensation expense	6,856	6,862	4,875
Adjustments for unconsolidated entity	46	(72)	66
Adjusted Operating FFO available to common stockholders & OP unit holders (2)	$48,307	$45,982	$38,660
________________________________________________________
(1)No gains, losses or impairment write-downs associated with assets incidental to our primary business were incurred during the three months ended March 31, 2021, December 31, 2020 and March 31, 2020.
(2)The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

25	QTS Q1 Earnings 2021	Contact: IR@qtsdatacenters.com

Monthly Recurring Revenue (MRR) and Recognized MRR
The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its rental and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR is also calculated to include the Company’s pro rata share of monthly contractual revenue under signed leases as of a particular date associated with unconsolidated entities, which includes revenue from the unconsolidated entity’s rental and managed services activities, but excludes the unconsolidated entity’s customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR reflects the annualized cash rental payments. It does not include the impact from backlog leases as of a particular date, unless otherwise specifically noted.
Separately, the Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its rental and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues.
Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from the Company’s customer leases and customer leases attributable to the Company’s business. MRR and recognized MRR should not be viewed by investors as alternatives to actual monthly revenue, as determined in accordance with GAAP. Other companies may not calculate MRR or recognized MRR in the same manner. Accordingly, the Company’s MRR and recognized MRR may not be comparable to other companies’ MRR and recognized MRR. MRR and recognized MRR should be considered only as supplements to total revenues as a measure of its performance. MRR and recognized MRR should not be used as measures of the Company’s results of operations or liquidity, nor is it indicative of funds available to meet its cash needs, including its ability to make distributions to its stockholders.
A reconciliation of total revenues to recognized MRR in the period and MRR at period-end is presented below (unaudited and in thousands):

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Recognized MRR in the period
Total period revenues (GAAP basis)	$148,732	$143,897	$126,292
Less: Total period variable lease revenue from recoveries	(16,128)	(14,648)	(12,275)
Total period deferred setup fees	(6,436)	(6,585)	(3,924)
Total period straight line rent and other	(11,623)	(10,201)	(8,032)
Recognized MRR in the period	114,545	112,463	102,061

MRR at period end
Total period revenues (GAAP basis)	$148,732	$143,897	$126,292
Less: Total revenues excluding last month	(99,683)	(96,260)	(82,446)
Total revenues for last month of period	49,049	47,637	43,846
Less: Last month variable lease revenue from recoveries	(5,163)	(4,953)	(4,156)
Last month deferred setup fees	(2,179)	(2,207)	(1,410)
Last month straight line rent and other	(2,370)	(2,349)	(3,669)
Add: Pro rata share of MRR at period end of unconsolidated entity	472	411	352
MRR at period end	$39,809	$38,539	$34,963

26	QTS Q1 Earnings 2021	Contact: IR@qtsdatacenters.com

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre) and Adjusted EBITDA,
The Company calculates EBITDAre in accordance with the standards established by NAREIT. EBITDAre represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of depreciated property related to its primary business, income tax expense (or benefit), interest expense, depreciation and amortization, impairments of depreciated property related to its primary business , and similar adjustments for unconsolidated entities. The Company’s management uses EBITDAre as a supplemental performance measure because it provides performance measures that, when compared year over year, captures the performance of the Company’s operations by removing the impact of capital structure (primarily interest expense) and asset based charges (primarily depreciation and amortization) from its operating results.
Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its operating performance, management computes an adjusted measure of EBITDAre, which the Company refers to as Adjusted EBITDA. The Company generally calculates Adjusted EBITDA excluding certain non-routine charges, write off of unamortized deferred financing costs, gains (losses) on extinguishment of debt, restructuring costs, and transaction and integration costs, as well as the Company’s pro-rata share of each of those respective expenses associated with the unconsolidated entity aggregated into one line item categorized as “Adjustments for the unconsolidated entity.” In addition, the Company calculates Adjusted EBITDA excluding certain non-cash recurring costs such as equity-based compensation. The Company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent other REITs calculate Adjusted EBITDA on a comparable basis, between REITs.
Management uses EBITDAre and Adjusted EBITDA as supplemental performance measures as they provide useful measures of assessing the Company’s operating results. Other companies may not calculate EBITDAre or Adjusted EBITDA in the same manner. Accordingly, the Company’s EBITDAre and Adjusted EBITDA may not be comparable to others. EBITDAre and Adjusted EBITDA should be considered only as supplements to net income (loss) as measures of the Company’s performance and should not be used as substitutes for net income (loss), as measures of its results of operations or liquidity or as an indications of funds available to meet its cash needs, including its ability to make distributions to its stockholders.
A reconciliation of net income to EBITDAre and Adjusted EBITDA is presented below (unaudited and in thousands):

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
EBITDAre and Adjusted EBITDA
Net income (loss)	$7,918	$(10,660)	$8,120
Equity in net loss of unconsolidated entity	559	411	677
Interest expense	8,148	9,122	7,162
Tax expense (benefit)	138	242	(169)
Depreciation and amortization	55,506	55,887	45,070
Pro rata share of EBITDAre from unconsolidated entity	1,106	1,167	819
EBITDAre (1)	$73,375	$56,169	$61,679

Debt restructuring costs	—	18,036	—
Equity-based compensation expense	6,856	6,862	4,875
Transaction, integration and implementation costs	1,516	2,665	216
Adjusted EBITDA	$81,747	$83,732	$66,770
________________________________________________________
(1)No gains, losses or impairment write-downs associated with assets incidental to our primary business were incurred during the three months ended March 31, 2021, December 31, 2020 and March 31, 2020.

27	QTS Q1 Earnings 2021	Contact: IR@qtsdatacenters.com

Net Operating Income (NOI)
The Company calculates net operating income (“NOI”) as net income (loss) (computed in accordance with GAAP), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, other (income) expense, debt restructuring costs, transaction, integration and impairment costs, gain (loss) on sale of real estate, restructuring costs, general and administrative expenses and similar adjustments for unconsolidated entities. The Company allocates a management fee charge of 4% of cash revenues for all facilities as a property operating cost and a corresponding reduction to general and administrative expense to cover the day-to-day administrative costs to operate our data centers. The management fee charge is reflected as a reduction to net operating income.
Management uses NOI as a supplemental performance measure because it provides a useful measure of the operating results from its customer leases. In addition, management believes it is useful to investors in evaluating and comparing the operating performance of its properties and to compute the fair value of its properties. The Company’s NOI may not be comparable to other REITs’ NOI as other REITs may not calculate NOI in the same manner. NOI should be considered only as a supplement to net income as a measure of the Company’s performance and should not be used as a measure of results of operations or liquidity or as an indication of funds available to meet cash needs, including the ability to make distributions to stockholders. NOI is a measure of the operating performance of the Company’s properties and not of the Company’s performance as a whole. NOI is therefore not a substitute for net income (loss) as computed in accordance with GAAP.
A reconciliation of net income to NOI is presented below (unaudited and in thousands):

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Net Operating Income (NOI)
Net income (loss)	$7,918	$(10,660)	$8,120
Equity in net loss of unconsolidated entity	559	411	677
Interest expense	8,148	9,122	7,162
Depreciation and amortization	55,506	55,887	45,070
Debt restructuring costs	—	18,036	—
Other (income) expense	—	—	(159)
Tax expense (benefit)	138	242	(169)
Transaction and integration costs	1,516	2,665	216
General and administrative expenses	23,641	20,809	20,683
NOI from consolidated operations (1)	$97,426	$96,512	$81,600
Pro rata share of NOI from unconsolidated entity (2)	1,133	1,172	844
Total NOI (1)	$98,559	$97,684	$82,444
________________________________________________________
(1)Includes facility level general and administrative allocation charges of 4% of cash revenue for all facilities. These allocated charges aggregated to $5.5 million, $5.2 million and $4.7 million for the three months ended March 31, 2021, December 31, 2020 and March 31, 2020, respectively.
(2)QTS’ pro rata share of the unconsolidated joint venture is 50%.

28	QTS Q1 Earnings 2021	Contact: IR@qtsdatacenters.com